CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 220  to Registration Statement No. 333-62298 on Form N-1A of our report dated January 28, 2011, relating to the financial statements and financial highlights of Trust for Professional Managers, including Thunderstorm Value Fund (the “Fund”), included in the Fund’s Annual Report on Form N-CSR of Trust for Professional Managers for the year ended November 30, 2010, and  to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
March 23, 2010